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                                                                   Exhibit 10.15


                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT (THIS "Agreement"), dated as of February 14, 1998, is between NAKORNTAI STRIP MILL PUBLIC COMPNAY LIMITED (the "Company") and SAWASDI HORRUNGRUANG, an indidvidual or, subject to the Company's prior approval, an assignee entity controlled by Sawasdi Horrungruang if, in the Company's sole opinion, suc assignee entity is capable of rendering the same services as Sawasdi Horrungruang ("Employee").

                             BACKGROUND INFORMATION

            A. The Company desires to employ Employee as its Chairman

            B. Employee is willing to serve in such capacities and undertake the responsibilities of such positions on the terms and conditions contained herein.

                             Statement of Agreement

            Section 1. Employment and Term. Subject to the terms and conditions of this Agreement, the Company shall employ Employee as its Chairman during the Term ( as hereinafter defined). Employee's employment by the Company pursuant to this Agreement shall commence on February 28, 1996 and, subject to the terms and conditions of this Agreement, shall continue until February 14, 12008, to the terms and conditions of this Agreement, shall continue until February 14, 2006, (the "Term"). During the Term, Employee shall be expected to perform such duties and carry out such responsibilities as may be reasonably assigned to him from time to time by the Board of Directors of NSM upon the recommendation of NSM Management Company (the "Management Co.,").

            Section 2. Compensation and Benefits. Except as otherwise provided herein, as compensation for his services to the Company, Employee shall receive during the Term:

            (a) A base salary payable in accordance with the Company's usual pay practices (and in any event no less frequently than monthly) at the rate of US #350,000 per annum, with an increase of 5% per annum (calculated on cumulative compounded basis) during the Term, plus expense reimbursement of up to US$350,000 per annum, during the Term;

            (b) At the discretion of the Management Co., an annual bonus based on the Company's return on equity, profitability, operating efficiency and adherence to capital expenditure budgets and construction timetables, payable in such manner and in such amount as determined by the Management Co.

            (c) Rights to participate in any insurance, employee retirement, benefit or welfare plan that is generally available to senior officers of the Company, with participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing documents of the particular plan;

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            (d) First class coverage health, accident and life insurance for
      Employee, his wife and children until the age of 21;

            (e) Four weeks paid vacation; and

            (f) Such other fringe and employee benefits as may be provided from time to time by the Management Co.

            Section 3. Termination.

            (a) Employee's employment with the Company may be terminated at any time with or without Cause (as hereinafter defined) by the company upon notice. If Employee's employment is terminated by the Management Co. for Cause, then his compensation shall terminate on the effective date of termination. "Cause" shall mean (i) a felony conviction of Employee involving dishonesty or moral turpitude, or (ii) willful misconduct, fraud, embezzlement, or flagrant dereliction of duty in the performance or nonperformance of his duties hereunder; notice of any of events enumerated in the preceding clause 3 (a)(ii) and shall give Employee thirty (30) days from such notice to effect a cure of any such event when and if such a cure is reasonably possible in the company's sole discretion. If the Management Co., upon the approval of the Board of Directors of NSM, terminates Employee's employment without Cause, then the company shall continue to pay Employee's employment without Cause, the Company shall continue to pay Employee's base salary as severance pay for the remainder of the Term. In addition, the Company shall pay at the customary time for any bonus payment a bonus equal to the average of the annual bonus payments previously paid to the employee during the Term pursuant to subsection 2(b), prorated on a per diem basis for partial fiscal years. Such continuation of Employee's salary and bonus following termination without Cause, if any, shall not be interrupted or cease as a result of his death or disability. If Employee terminates his employment other than for the reason provided in subsection 3(b) (which termination must be upon at least 30 day's notice) or if Employee dies, then his right to any all compensation hereunder shall terminate on the day he terminates such employment or dies, as the case may be.

            (b) If the Management Co., the Company, any Affiliate of the Management Co. Or the company or any third party that purchases a controlling interest in the Management Co. Or any Affiliate of the Company (whether by merger, consolidation, sale of all or substantially all of its assets, or sale of a majority of the capital stock of the Company or the capital stock of any Affiliate), materially changes Employee's duties, responsibilities or authority with the Company without his consent other than for Cause, Employee shall have the right to terminate his employment with the Company upon notice, in which event the Company shall continue to pay Employee's base salary as severance pay for the remainder of the Term; in addition, the Company shall pay a one-time severance bonus payment equal to the average of the annual bonus payments previously paid to the Employee during the Term pursuant to subsection 2(b), prorated on a per diem basis for partial fiscal years. Such continuation of salary and payment of such one-time severance bonus, if any, shall not be interrupted or cease as a result of Employee's death or disability.


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            (c) The continued payment of salary and bonus or salary and the one-time severance bonus pursuant, as the case may be, to subsections 3(a) and 3(b) shall be the exclusive payment due Employee upon the termination of his employment with the Company pursuant to this Agreement. All other compensation, benefits and perquisites shall cease as of the effective date of such termination and no other payments or benefits shall be due hereunder.

            Section 4. Confidential Information. Employee shall maintain in strict confidence and shall not, directly or indirectly, divulge, transmit, publish, or release or otherwise use or cause to be used in any manner to Compete with or that is contrary to the interests of the Company, any confidential or proprietary information relation to the Company's systems, operations, formulas, processes, computer programs and databases, records development data and reports, quality control specifications, cost analysis, flow charts, know-how, customer lists, supplier lists, marketing data, personnel data, or any information relating to sales, financial structure or pricing, and other information of like nature. Employee acknowledges that all information regarding the Company compiled or obtained by, or furnished to, Employee in connection with his employment or association with the Company is confidential and proprietary information and the Company's exclusive property. Upon demand by the company, Employee shall surrender to the Company all original and facsimile records, documents and data in his possession pertaining to the Company. The foregoing covenant of confidentiality has no temporal, geographical or territorial limitation.

            Notwithstanding the foregoing, this provision does not apply to the extent, and only to the extent, such information: (a) is clearly obtainable in the public domain, (b) becomes obtainable in the public domain through no fault of Employee's, (c) was not acquired by Employee in connection with his company or affiliation with the Company, or (d) is required to be disclosed by rule of law or by order of a court or governmental body or agency.

            Section 5. Independent Significance. The restrictive covenants contained herein shall be construed as independent of the other provisions of this Agreement, and the existence of any claim or cause of action of Employee, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the company of any of the restrictive covenants contained herein.

            Section 6. Injunctive Relief and Specific Performance. If Employee breaches any of his obligations contained in Section 4 of this Agreement the injuries that shall be suffered by the Company shall be irreparable, and the Company shall not have an adequate remedy at law. Employee therefore agrees that, in the event of such a breach, the Company shall be entitled to injunctive relief or specific performance in addition to all other rights that the Company may have at law, in equity, or otherwise.

            Section 7. Severability. All provisions of this Agreement are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provisions of this Agreement. The parties hereto further agree that nay


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such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law.

            Section 8. Nonwaiver. No failure or delay by either party in exercising such party's rights hereunder shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any further exercise of any right, power, or privilege by such party.

            Section 9. Notices. All notices and other communications hereunder shall be in writing an shall be either personally delivered or mailed by certified mail, return receipt requested, addressed as follows;

if to the Company:                  Nakornthai Strip Mill Public Company Limited
                                    Chonburi Industiral Estate
                                    358 Moo 6
                                    Highway 331
                                    Bowin, Sriracha, Chonburi 20230

if to Employee:                     Sawusdi Horrungruang
                                    Nakornthai Strip Mill Public Company Limited
                                    9 Ramkhamhaeng Road
                                    19th Floor, UM Tower
                                    Suanluang, Bangkok 10250

or such other address as either party notifies the other by certified mail or personal delivery. Notice shall be deemed given when personally delivered.

            Section 10 Expenses. In any legal action brought to enforce the provisions of this Agreement, the non-prevailing party will, upon demand, pay to the prevailing party the amount of any and all reasonable expenses, including the reasonable fees and expenses of such prevailing party's counsel, which any such prevailing party may incur in connection with (a) the exercise or enforcement of any of its right hereunder, or (b) the failure by the non-prevailing party to perform or observe any of the provisions hereof.

            Section 11 Miscellaneous

            (a) This Agreement is for personal services to be provided by Employee and shall not be assigned or transferred by Employee to, and Employee's obligations hereunder shall not be performed by, any other party.

            (b) Employee represents and warrants that he is not under any obligation, contractual or otherwise, to any person, firm, corporation or entity which would prevent his entering into this Agreement or performing his obligations hereunder.


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            (c) This Agreement contains the entire agreement between the parties hereto regarding the subject matter hereof and supersedes all prior an contemporaneous agreements, understandings, negotiations and discussions, whether oral or written.

            (d) Heading shall not considered part of this Agreement. They are included solely for convenience and are not intended to be full or accurate descriptions of the contents hereof.

            (e) This Agreement shall be governed by, and construed in accordance with, the laws of Thailand

            (f) This Agreement shall inure to benefit of Employee and the Company and their respective representatives, successors and permitted assigns and shall bind the Company and Employee and their respective representatives, successors and permitted assigns. The Company shall have the right, without Employee's consent, to assign or transfer this Contract or the benefits or obligations hereof or any part hereof to the Company's lenders.

            (g) The Company represents and warrants to Employee as follows:

            (h) The Company is a corporation duly organized, validly existing and in good standing under the laws of The Kingdom of Thailand and has all requisite corporate power and authority to enter into, execute, and deliver this Agreement, fulfill its obligations hereunder and consummate the transactions contemplated hereby; and

            (i) The execution and delivery of, performance of obligations under, and consummation of the transactions contemplated by this Agreement have been duly authorized and approved by requisite corporate action by or in respect of the Company, and this Agreement constitutes a legally valid and binding obligation of the Company enforceable against the Company by Employee in accordance with its terms.


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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                /s/ Sawasdi Horrungruang
                                -------------------------
                                SAWASDI HORRUNGRUANG


                                NAKORNTHAI STRIP MILL PUBLIC COMPANY LIMITED


                                By: /s/ Sawasdi Horrungruang
                                ----------------------------
                                Its:  Chairman


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